Exhibit 99.1

Contact:	Mike Kovar
Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate
Relations
(203) 682-8200

FOSSIL, INC. APPOINTS ELAINE AGATHER TO ITS BOARD OF DIRECTORS

Richardson, TX. February 12, 2007 — Fossil, Inc. (NASDAQ: FOSL) announced the appointment of Elaine Agather to its Board of Directors effective February 12, 2007.  With the appointment, the size of the Company’s Board of Directors is ten (10) members, including six (6) independent directors and four (4) members of senior management.

Kosta Kartsotis, Chief Executive Officer of the Company said, “We are honored by Elaine’s acceptance to join our Board of Directors and look forward to her insight, advice and direction.”

Since 1999, Ms. Agather has served as Chairman and Chief Executive Officer of Chase — Dallas.  She also has served as South Region Head and Managing Director of JPMorgan Private Bank since 2001.  From 1992 until 1999, she served as Chairman of Texas Commerce Bank in Fort Worth, Texas. Ms. Agather began her banking career at Chemical Bank of New York in 1979, working in London, San Francisco and New York before relocating to Dallas in 1984. Ms. Agather serves on various community and art advisory councils including the Dallas Center for the Performing Arts and Bass Performance Hall. She is also a member of the Ethics Advisory Board for the Maguire Center for Ethics and Public Responsibility.  In 2005, Ms. Agather was the recipient of the Northwood University Distinguished Women’s Award and the Great Women of Texas Award.  In 2001, she was the recipient of the Women of Excellence Award from Women’s Enterprise Magazine.

Fossil, Inc. is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company’s principal offerings include an extensive line of fashion watches sold under the Company’s proprietary and licensed brands. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses, jewelry and apparel. The Company’s products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company’s e-commerce website at www.fossil.com.  Certain product, press release and SEC filing information concerning the Company is available at the website.